Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

Patricia Moran to Join Greenhill as Managing Director and Chief Legal Officer

New York, March 6, 2014—Greenhill & Co. Inc. (NYSE: GHL), a leading independent investment bank, announced today that Patricia Moran will join the Firm in New York as a Managing Director and Chief Legal Officer.

Ms. Moran is a partner at Skadden, Arps, Slate, Meagher & Flom, where she began her career 30 years ago. Based in New York, she has broad experience in the areas of mergers and acquisitions, private equity, restructurings, corporate governance and general corporate and securities law. She has advised clients on a wide variety of transactions, including mergers, acquisitions and divestitures in both strategic transactions and financial sponsor transactions, as well as on restructurings, joint ventures and equity financings. In addition to her work for US clients, she has advised clients in Australia, Canada, Europe and Japan.

Scott L. Bok, Chief Executive Officer of Greenhill, said, “We are pleased to bring in a lawyer of Pat’s broad experience. Her transaction experience in both M&A and Restructuring will help our bankers better serve their clients. Her international experience will allow her to add value across our 13 global offices. And her experience and judgment will make her a valuable member of our senior management team as our Firm continues to grow across regions, industry sectors and types of advisory work.”

Patricia Moran said, “After a rewarding 30 year career at Skadden Arps, I look forward to a new opportunity that encompasses working closely with Greenhill’s Managing Directors in developing client relationships and executing transactions, as well as working with the Firm’s management and Board on the continued expansion and development of the Firm. Greenhill’s global footprint fits well with my international experience at Skadden, and its close-knit and team-oriented culture is consistent with what I have enjoyed at Skadden.”

Eric J. Friedman, Executive Partner at Skadden, said, “Pat has been a tremendous partner, whose excellent judgment and true client-service orientation have garnered clients’ respect. While Pat will be greatly missed at Skadden, this is a wonderful opportunity for her and a real coup for Greenhill.”

Gavin Solotar, who has served as General Counsel since 2012, will relinquish that role and transition to a Managing Director role in the Firm’s Corporate Advisory business.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, São Paulo, Stockholm, Sydney, Tokyo, Toronto, Chicago, Houston, Los Angeles, Melbourne and San Francisco.

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